EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:

To the Trustees and Shareholders of
Phoenix Series Fund

In planning and performing our audit of the financial statements of the Phoenix-Duff & Phelps Core Bond Fund, Phoenix-Engemann Aggressive Growth Fund, Phoenix-Engemann Capital Growth Fund, Phoenix-Goodwin High Yield Fund, Phoenix-Goodwin Money Market Fund and Phoenix-Oakhurst Balanced Fund (formerly known as Phoenix U.S. Government Securities Fund Series, Phoenix Aggressive Growth Fund Series, Phoenix Growth Fund Series, Phoenix High Yield Fund Series, Phoenix Money Market Fund Series, and Phoenix Balanced Fund Series, respectively) (constituting the Phoenix Series Fund, hereafter referred to as the "Fund") for the year ended October 31, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1999.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, MA
December 16, 1999



EXHIBIT B:

RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix Series Fund was held on August 6, 1999 to approve the following matters:

1. Fix the number of trustees at twelve and elect such number as detailed below.

2. Ratification of the selection of
   PricewaterhouseCoopers LLP as the Trust's independent auditors for the fiscal year ending
   October 31, 1999.

3. Approval of a change in the investment objective
   (Phoenix-Duff & Phelps Core Bond Fund only)

4. Approval of an advisory agreement with Duff & Phelps
   Investment Management Co. (Phoenix-Duff & Phelps
   Core Bond Fund only)

5. Approval of a subadvisory agreement with Roger
   Engemann & Associates, Inc. (Phoenix-Engemann
   Capital Growth Fund only)

On the record date for this meeting, the number of shares outstanding and the number of shares entitled to vote that were present by proxy were as follows:

                           Shares        Shares entitled
                         Outstanding   to vote that were
                                        present by proxy

Phoenix Series Fund       517,161,755            53.41%
Phoenix-Duff & Phelps
   Core Bond Fund          18,654,841            52.59%
Phoenix-Engemann Capital
   Growth Fund            102,906,168            53.57%

NUMBER OF VOTES
                                 For          Withheld
1.Election of Trustees

Robert Chesek              271,263,135        4,946,866
E. Virgil Conway           271,098,150        5,111,851
Harry Dalzell-Payne        271,120,831        5,089,170
Francis E. Jeffries        271,169,550        5,040,451
Leroy Keith, Jr.           271,391,998        4,818,003
Philip R. McLoughlin       271,295,037        4,914,964
Everett L. Morris          271,098,294        5,111,707
James M. Oates             271,216,556        4,993,445
Calvin J. Pedersen         271,270,043        4,939,958
Herbert Roth, Jr.          271,117,366        5,092,635
Richard E. Segerson        271,243,085        4,966,916
Lowell P. Weicker, Jr.     270,570,097        5,639,904

2.PricewaterhouseCoopers LLP
For:       268,349,273
Against:     1,720,077
Abstain:     6,140,651

3.Approval of  investment objective change
For:         6,689,003
Against:       294,242
Abstain:       415,463

4.Approval of investment advisory agreement
For:         9,109,017
Against:       240,605
Abstain:       460,215

5.Approval of investment subadvisory agreement
For:         51,642,749
Against:      1,328,281
Abstain:      2,157,589